Exhibit 23.2
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-171929, 333-175777, 333-185699, 333-197179, 333-211912, 333-217799, 333-230709, 333-261493, 333-264752,333-266726 333-270494 and 333-278486) on Form S-8 and (No. 333-256090 and 333-281141) on Form S-3 of our report dated December 27, 2023, with respect to the consolidated financial statements of EMCORE Corporation, except for the effects of the reverse stock split described in Note 13, as to which the date is January 14, 2025.

/s/ KPMG LLP

Irvine, California
January 14, 2025